EXHIBIT 99.16

News Release

FOR IMMEDIATE RELEASE

Contacts:	Valerie Haertel (Investor Relations)	John Meyers (Media)
	(212) 969-6414	(212) 969-2301
	investor_relations@acml.com	john_meyers@acml.com

ALLIANCE CAPITAL ANNOUNCES JUNE 30, 2005 ASSETS UNDER MANAGEMENT

Second Quarter Earnings Conference Call To Be Held On July 26, 2005

New York, NY, July 12, 2005 – Alliance Capital Management Holding L.P. (“Alliance Holding”) (NYSE: AC) and Alliance Capital Management L.P. (“Alliance Capital”) today reported that preliminary assets under management were $516 billion at June 30, 2005, a decrease of approximately $2 billion, or 0.4%, from $518 billion at May 31, 2005.

Preliminary long-term assets under management increased by approximately $2 billion or 0.4% in the month of June to $516 billion, primarily due to equity market performance and net positive cash flows into international and global services, partially offset by fixed income account terminations.

During the month of June, Alliance Capital completed the transfer of substantially all of its remaining cash management (“CMS”) assets under management in connection with the previously announced sale to Federated Investors, Inc.

ALLIANCE CAPITAL MANAGEMENT L.P.

ASSETS UNDER MANAGEMENT

($ billions)

	At June 30, 2005
	(preliminary)
	Institutional				At May 31,	At Dec 31,	At June 30,
	Investment		Private		2005	2004	2004
	Management	Retail	Client	Total	Total	Total	Total
Long Term:
Equity
Growth	$65	$46	$12	$123	$122	$123	$120
Value	127	42	33	202	197	193	161
Total Equity	192	88	45	325	319	316	281

Fixed Income	101	39	22	162	166	164	144

Index/Structured	24	5	0	29	29	30	28

Total Long Term	317	132	67	516	514	510	453

CMS	0	0	0	0	4	29	29

Total	$317	$132	$67	$516	$518	$539	$482

	At May 31, 2005

Total Long Term	$315	$133	$66	$514

Total	$315	$137	$66	$518

CONFERENCE CALL INFORMATION RELATING TO SECOND QUARTER 2005 RESULTS

Alliance Capital’s management will review second quarter 2005 financial and operating results on Tuesday, July 26, 2005, during a conference call at 5:00 p.m. (New York Time), following the release of its financial results after the close of the New York Stock Exchange.  The conference call will be hosted by Chairman and Chief Executive Officer, Lewis A. Sanders and President and Chief Operating Officer, Gerald M. Lieberman.

Parties interested in listening to the conference call may access it by either telephone or webcast.

1.     To listen by telephone, please dial 866-556-2265 in the U.S. or 973-935-8521 outside the U.S., ten minutes before the 5:00 p.m. (New York Time) scheduled start time.  The conference ID# is 6267429.

2.     To listen by webcast, please visit Alliance Capital’s Investor Relations website at http://ir.alliancecapital.com at least fifteen minutes prior to the call to download and install any necessary audio software.

The presentation slides that will be reviewed during the conference call are expected to be available immediately after the release of its results on July 26, 2005 on Alliance Capital’s website at the above web address.

A replay of the conference call will be made available for one week beginning at 7:00 p.m. (New York Time) July 26, 2005. In the U.S. please call 877-519-4471 or for callers outside the U.S. 973-341-3080, and provide the conference ID# 6267429.  The replay will also be available via webcast on Alliance Capital’s website for one week.

ABOUT ALLIANCE CAPITAL

Alliance Capital is a leading global investment management firm providing investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. Alliance Capital is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios.  Through its Sanford C. Bernstein & Co., LLC subsidiary, Alliance provides in-depth research, portfolio strategy and trade execution to the institutional investment community.

At June 30, 2005, Alliance Holding owned approximately 32.0% of the Alliance Capital Units. AXA Financial was the beneficial owner of approximately 60.1% of the issued and outstanding Alliance Capital Units at June 30, 2005 (including those held indirectly through its ownership of approximately 1.8% of the issued and outstanding Alliance Holding Units), which, including the general partnership interests in Alliance Capital and Alliance Holding, represent an approximate 61.1% economic interest in Alliance Capital. AXA Financial, Inc. is a wholly-owned subsidiary of AXA, one of the largest global financial services organizations.  Additional information may be found at www.alliancecapital.com.

Forward-Looking Statements

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance we achieve for our clients, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax rates.  We caution readers to carefully consider such forward-looking statements in light of these factors.  Further, such forward-looking statements speak only as of the date on which such statements are made; we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.  For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” in Item 1 of Form 10-K for the year ended December 31, 2004. Any or all of the forward-looking statements that we make in Form 10-K, this news release, or any other public statements we issue may turn out to be wrong.  Please remember that factors other than those listed in “Risk Factors” could also adversely affect our business, operating results, or financial condition.